TEMPUR SEALY REPORTS RECORD FIRST QUARTER 2020 RESULTS
- Net Sales Increased 19%, North America Direct Channel Net Sales Increased 60%
- Net Income Increased 110%, EPS Increased 118%
- Leverage Ratio Declined by Over 20% Compared to Prior Year

LEXINGTON, KY, April 30, 2020 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the first quarter ended March 31, 2020. As previously announced, the Company has withdrawn its previously-issued full-year financial guidance for 2020 and will not provide updated full-year financial guidance until the operating environment becomes clear.

FIRST QUARTER 2020 FINANCIAL SUMMARY

•Total net sales increased 19.0% to $822.4 million as compared to $690.9 million in the first quarter of 2019. On a constant currency basis(1), total net sales increased 19.8%, with an increase of 24.5% in the North America business segment and an increase of 2.0% in the International business segment.
•Gross margin was 43.4% as compared to 40.8% in the first quarter of 2019.
•Operating income increased 74.0% to $105.3 million as compared to $60.5 million in the first quarter of 2019. Operating income in the first quarter of 2020 included $11.7 million of charges associated with a wholesale customer bankruptcy. Adjusted operating income(1) increased 89.3% to $120.8 million as compared to $63.8 million in the first quarter of 2019.
•Net income increased 110.2% to $59.7 million as compared to $28.4 million in the first quarter of 2019. Adjusted net income(1) increased 143.3% to $72.5 million as compared to $29.8 million in the first quarter of 2019.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 39.7% to $134.5 million as compared to $96.3 million for the first quarter of 2019. Adjusted EBITDA(1) increased 62.9% to $151.2 million as compared to $92.8 million in the first quarter of 2019.
•Earnings per diluted share ("EPS") increased 117.6% to $1.11 as compared to $0.51 in the first quarter of 2019. Adjusted EPS(1) increased 148.1% to $1.34 as compared to $0.54 in the first quarter of 2019.
•For the trailing twelve months ended March 31, 2020, leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.03 times as compared to 3.84 times in the corresponding prior year period.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	March 31, 2020	March 31, 2019
Net sales	$822.4	$690.9	19.0%	19.8%
Net income	$59.7	$28.4	110.2%	111.3%
EBITDA (1)	$134.5	$96.3	39.7%	40.2%
Adjusted EBITDA (1)	$151.2	$92.8	62.9%	63.5%
EPS	$1.11	$0.51	117.6%	119.6%
Adjusted EPS (1)	$1.34	$0.54	148.1%	150.0%

Company Chairman and CEO Scott Thompson commented, "This is the fourth consecutive quarter of double-digit adjusted EBITDA growth. We are especially pleased with these results in light of COVID-19 having a material impact on our Asian business throughout the quarter, and a material impact on our North American and European markets during the second half of March. While there are significant challenges that lie ahead, our strong operating momentum heading into this crisis gives us confidence that we will emerge even stronger on the other side."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased a robust 24.5% to $677.2 million as compared to $544.0 million in the first quarter of 2019. On a constant currency basis(1), North America net sales increased 24.5% as compared to the first quarter of 2019. Gross margin was 40.9% as compared to 37.6% in the first quarter of 2019. Operating margin was 15.0% as compared to 11.8% in the first quarter of 2019. Adjusted operating margin(1) was 16.9% in the first quarter of 2020.

North America net sales through the wholesale channel increased $107.8 million, or 21.5%, to $609.6 million as compared to the first quarter of 2019, primarily driven by the expansion of our retail distribution network. North America net sales through the direct channel increased $25.4 million, or 60.2%, to $67.6 million, as compared to the first quarter of 2019, primarily driven by growth from company-owned stores, which includes the acquisition of Sleep Outfitters. North America net sales through the direct channel, excluding Sleep Outfitters, increased approximately 20% as compared to the first quarter of 2019.

Company Chairman and CEO Scott Thompson commented, "We are very pleased with the way our online business has performed in response to market changes post COVID-19 with growth exceeding 100% in April in the U.S. market. This again points out the strength of our go-to-market strategy of being wherever the customer wants to shop."

North America gross margin improved 330 basis points as compared to the first quarter of 2019. The improvement was primarily driven by favorable fixed cost leverage on higher unit volume, lower commodity costs and decreased floor model expenses. North America adjusted operating margin(1) improved 510 basis points as compared to the first quarter of 2019. The improvement in adjusted operating margin(1) was primarily driven by the improvement in gross margin and operating expense leverage.

International net sales decreased 1.2% to $145.2 million as compared to $146.9 million in the first quarter of 2019. On a constant currency basis(1), International net sales increased 2.0% as compared to the first quarter of 2019. Gross margin was 55.0% as compared to 52.7% in the first quarter of 2019. Operating margin was 18.3% as compared to 17.2% in the first quarter of 2019. Adjusted operating margin(1) was 19.9% as compared to 17.4% in the first quarter of 2019.

International net sales through the wholesale channel decreased $1.3 million, or 1.1%, to $112.8 million as compared to the first quarter of 2019. International net sales through the direct channel decreased $0.4 million, or 1.2%, to $32.4 million as compared to the first quarter of 2019.

International gross margin improved 230 basis points as compared to the first quarter of 2019. The improvement was primarily driven by operational improvements, favorable country mix and lower commodity costs. International adjusted operating margin(1) improved 250 basis points as compared to the first quarter of 2019. The improvement was primarily driven by the improvement in gross margin and favorable operating expense leverage, partially offset by the performance of the Asia joint venture as a result of the reduction in contributions from its operations in China.

Corporate operating expense decreased to $22.7 million as compared to $29.0 million in the first quarter of 2019. Corporate adjusted operating expense(1) was $26.0 million in the first quarter of 2019.

The Company ended the first quarter of 2020 with total debt of $1.9 billion and consolidated indebtedness less netted cash(1) of $1.7 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.03 times for the trailing twelve months ended March 31, 2020. During the first quarter of 2020, the Company repurchased 2.6 million shares of its common stock for a total cost of $187.5 million, under its share repurchase program. On March 27, 2020, the Company announced that it had ceased all share repurchase activity. As of March 31, 2020, the Company had approximately $131.3 million available under its existing share repurchase authorization.

Consolidated net income increased 110.2% to $59.7 million as compared to $28.4 million in the first quarter of 2019. Adjusted net income(1) increased 143.3% to $72.5 million as compared to $29.8 million in the first quarter of 2019. EPS increased 117.6% to $1.11 as compared to $0.51 in the first quarter of 2019. Adjusted EPS(1) increased 148.1% to $1.34 as compared to $0.54 in the first quarter of 2019.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

COVID-19 Business Update

The Company is studying, responding, and optimizing its operations related to the challenges from the novel coronavirus ("COVID-19") crisis. The Company has taken and continues to take precautionary measures to mitigate health risks during the evolving situation resulting from COVID-19. In addition, the Company is working with various government and healthcare organizations to provide products and services in this time of crisis.

The Company has experienced a major reduction in total net sales since COVID-19 began materially impacting our business in mid-March. Order trends were down 80% for a few days in early April with second quarter to date 2020 orders down approximately 55% as compared to the same period in 2019. The business has a highly variable cost structure that naturally adjusts with changes in sales. However, given the sudden and significant change in volume, actions were quickly implemented to further mitigate the financial impact. These actions included reducing expenses by approximately $300 million on an annualized basis. Additionally, the Company ceased share repurchases, began supporting medical relief efforts and increased support for charitable organizations.

The Company has no significant debt maturities until 2023 and has approximately $300 million of liquidity, including $197 million of cash on hand as of March 31, 2020 and approximately $100 million available under its revolving credit facility. The Company does not see material issues with any debt agreements based on current known facts and circumstances. However, given the uncertainty of this crisis, the Company has initiated discussions with commercial banks to secure additional short-term liquidity.

Company Chairman and CEO Scott Thompson commented, "These are truly unprecedented times as we move from a record first quarter to a very challenging second quarter. The negative impact from COVID-19 is expected to result in an operating loss and negative EBITDA in the second quarter. Despite this challenging environment, we believe that our consumer-preferred products and brands, our compelling marketing, and our powerful omni-channel distribution platform make Tempur Sealy uniquely well-positioned to withstand these headwinds. We feel confident that our strong position in the industry and our resilient workforce will ensure that we emerge from the current challenge in an even stronger competitive position within the global market."

Financial Guidance
As previously announced, the Company has withdrawn its previously-issued full-year financial guidance for 2020 and will not provide updated full-year financial guidance until the operating environment becomes clear.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, April 30, 2020, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding EBITDA and performance generally for 2020 and subsequent periods and the Company's expectations for emerging from the
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

market downturn. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events, natural disasters or pandemics; risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches and the related expenses and life cycles of such products; the ability to continuously improve and expand the Company's product line; the effects of consolidation of retailers on revenues and costs; competition in the Company's industry; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19; risks associated with the Company's acquisition of 80% ownership of Sherwood Acquisition Holdings, LLC, including the possibility that the expected benefits of the acquisition are not realized when expected or at all; the Company's reliance on information technology and associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; market disruptions related to COVID-19 which may frustrate the Company's ability to access financing on acceptable terms or at all; the Company’s capital structure and debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; expectations regarding the Company's target leverage and share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2020	2019
Net sales	$822.4	$690.9	19.0%
Cost of sales	465.3	409.1
Gross profit	357.1	281.8	26.7%
Selling and marketing expenses	171.0	153.5
General, administrative and other expenses	80.6	70.7
Equity loss (income) in earnings of unconsolidated affiliates	0.2	(2.9)
Operating income	105.3	60.5	74.0%

Other expense, net:
Interest expense, net	20.3	22.4
Other expense (income), net	0.5	(7.8)
Total other expense, net	20.8	14.6

Income from continuing operations before income taxes	84.5	45.9	84.1%
Income tax provision	(23.5)	(16.9)
Income from continuing operations	61.0	29.0	110.3%
Loss from discontinued operations, net of tax	(1.2)	(0.4)
Net income before non-controlling interests	59.8	28.6	109.1%
Less: Net income attributable to non-controlling interests	0.1	0.2
Net income attributable to Tempur Sealy International, Inc.	$59.7	$28.4	110.2%

Earnings per common share:

Basic
Earnings per share for continuing operations	$1.14	$0.53
Loss per share for discontinued operations	(0.02)	(0.01)
Earnings per share	$1.12	$0.52	115.4%

Diluted
Earnings per share for continuing operations	$1.13	$0.52
Loss per share for discontinued operations	(0.02)	(0.01)
Earnings per share	$1.11	$0.51	117.6%

Weighted average common shares outstanding:
Basic	53.4	54.7
Diluted	54.0	55.7

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$197.0	$64.9
Accounts receivable, net	372.8	372.0
Inventories	273.4	260.5
Prepaid expenses and other current assets	203.2	202.8
Total Current Assets	1,046.4	900.2
Property, plant and equipment, net	460.3	435.8
Goodwill	753.6	732.3
Other intangible assets, net	635.2	641.4
Operating lease right-of-use assets	283.2	245.4
Deferred income taxes	13.0	14.1
Other non-current assets	114.5	92.6
Total Assets	$3,306.2	$3,061.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$265.3	$251.7
Accrued expenses and other current liabilities	413.0	473.2
Current portion of long-term debt	47.5	37.4
Income taxes payable	24.6	11.0
Total Current Liabilities	750.4	773.3
Long-term debt, net	1,885.5	1,502.6
Long-term operating lease obligations	241.7	205.4
Deferred income taxes	101.4	102.1
Other non-current liabilities	118.8	118.0
Total Liabilities	3,097.8	2,701.4

Total Stockholders' Equity	208.4	360.4
Total Liabilities and Stockholders' Equity	$3,306.2	$3,061.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$59.8	$28.6
Loss from discontinued operations, net of tax	1.2	0.4
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	23.2	21.5
Amortization of stock-based compensation	7.3	6.6
Amortization of deferred financing costs	0.7	0.6
Bad debt expense	15.7	1.6
Deferred income taxes	3.0	(1.8)
Dividends received from unconsolidated affiliates	—	1.3
Equity loss (income) in earnings of unconsolidated affiliates	0.2	(2.9)
Foreign currency adjustments and other	0.6	(6.5)
Changes in operating assets and liabilities, net of effect of business acquisitions	(96.7)	(44.8)
Net cash provided by operating activities from continuing operations	15.0	4.6

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(26.2)	(19.1)
Acquisitions, net of cash acquired	(37.9)	—
Debtor-in-possession financing arrangement	—	(9.5)
Other	0.1	8.3
Net cash used in investing activities from continuing operations	(64.0)	(20.3)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	611.1	212.6
Repayments of borrowings under long-term debt obligations	(231.0)	(198.7)
Proceeds from exercise of stock options	1.3	2.4
Treasury stock repurchased	(199.3)	(3.7)
Repayments of finance lease obligations and other	6.0	(1.6)
Net cash provided by financing activities from continuing operations	188.1	11.0

Net cash provided by (used in) continuing operations	139.1	(4.7)

CASH USED IN DISCONTINUED OPERATIONS:
Operating cash flows	(1.1)	(0.7)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	(1.1)	(0.7)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5.9)	(0.8)
Increase (decrease) in cash and cash equivalents	132.1	(6.2)
CASH AND CASH EQUIVALENTS, beginning of period	64.9	45.8
CASH AND CASH EQUIVALENTS, end of period	197.0	39.6
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	—
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$197.0	$39.6

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(in millions)	Consolidated		North America (c)		International
	2020	2019	2020	2019	2020	2019
Wholesale (a)	$722.4	$615.9	$609.6	$501.8	$112.8	$114.1
Direct (b)	100.0	75.0	67.6	42.2	32.4	32.8
	$822.4	$690.9	$677.2	$544.0	$145.2	$146.9

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.
(c)	Sleep Outfitters' sales have been reclassified into the Direct channel for 2019 due to the acquisition on April 1, 2019. Sleep Outfitters, previously a third party retailer, had historically been part of the Wholesale channel.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, operating income (expense), operating margin and net cash provided by operating activities as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended March 31, 2020 and 2019:

	Three Months Ended
(in millions, except per share amounts)	March 31, 2020	March 31, 2019
Net income	$59.7	$28.4
Loss from discontinued operations, net of tax (1)	1.2	0.4
Customer-related charges (2)	11.7	—
Operational disruptions (3)	2.3	—
Accounting standard adoption (4)	1.5	—
Acquisition-related costs and other (5)	—	(3.9)
Tax adjustments (6)	(3.9)	4.9
Adjusted net income	$72.5	$29.8

Adjusted earnings per common share, diluted	$1.34	$0.54

Diluted shares outstanding	54.0	55.7

Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) and operating margin to the calculation of adjusted operating income (expense) and adjusted operating margin for the three months ended March 31, 2020. The Company had no adjustments to gross profit for the three months ended March 31, 2020.

	1Q 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$822.4		$677.2		$145.2		$—

Gross profit	$357.1	43.4%	$277.2	40.9%	$79.9	55.0%	$—

Operating income (expense)	$105.3	12.8%	$101.4	15.0%	$26.6	18.3%	$(22.7)
Adjustments:
Customer-related charges (2)	11.7		11.7		—		—
Operational disruptions (3)	2.3		—		2.3		—
Accounting standard adoption (4)	1.5		1.5		—		—
Total adjustments	15.5		13.2		2.3		—

Adjusted operating income (expense)	$120.8	14.7%	$114.6	16.9%	$28.9	19.9%	$(22.7)

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) and operating margin to the calculation of adjusted operating income (expense) and adjusted operating margin for the three months ended March 31, 2019. The Company had no adjustments to gross profit for the three months ended March 31, 2019.

	1Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$690.9		$544.0		$146.9		$—

Gross profit	$281.8	40.8%	$204.4	37.6%	$77.4	52.7%	$—

Operating income (expense)	$60.5	8.8%	$64.3	11.8%	$25.2	17.2%	$(29.0)
Adjustments:
Acquisition-related costs and other (5)	3.3		—		0.3		3.0
Total adjustments	3.3		—		0.3		3.0

Adjusted operating income (expense)	$63.8	9.2%	$64.3	11.8%	$25.5	17.4%	$(26.0)

EBITDA, Adjusted EBITDA and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2020 and 2019:

	Three Months Ended
(in millions)	March 31, 2020	March 31, 2019
Net income	$59.7	$28.4
Interest expense, net	20.3	22.4
Income taxes	23.5	16.9
Depreciation and amortization	31.0	28.6
EBITDA	$134.5	$96.3
Adjustments:
Loss from discontinued operations, net of tax (1)	1.2	0.4
Customer-related charges (2)	11.7	—
Operational disruptions (3)	2.3	—
Accounting standard adoption (4)	1.5	—
Acquisition-related costs and other (5)	—	(3.9)
Adjusted EBITDA	$151.2	$92.8

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2020:

Trailing Twelve Months Ended
(in millions)	March 31, 2020
Net income	$220.8
Interest expense, net	83.6
Income tax provision	81.3
Depreciation and amortization	120.9
EBITDA	$506.6
Adjustments:
Loss from discontinued operations, net of tax (1)	2.2
Customer-related charges (2)	41.5
Earnings from Sherwood prior to acquisition (7)	9.8
Charitable stock donation (8)	8.9
Acquisition-related costs and other (9)	3.5
Operational disruptions (3)	2.3
Accounting standard adoption (4)	1.5
Adjusted EBITDA	$576.3

Consolidated indebtedness less netted cash	$1,746.0

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	3.03 times
On October 16, 2019, the Company entered into a credit agreement (the "2019 Credit Agreement") with a syndicate of banks. Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended March 31, 2020, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of adjusted EBITDA under the 2019 Credit Agreement to consolidated indebtedness less netted cash is 3.03 times for the trailing twelve months ended March 31, 2020. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of March 31, 2020. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	March 31, 2020
Total debt, net	$1,933.0
Plus: Deferred financing costs (10)	8.9
Consolidated indebtedness	1,941.9
Less: Netted cash (11)	195.9
Consolidated indebtedness less netted cash	$1,746.0

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)	In the first quarter of 2020, the Company recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, the Company recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting significant liquidity issues of Mattress PAL's affiliates to fully reserve trade receivables and other assets associated with this account.
(3)	In the first quarter of 2020, in applying contractual definitions under the 2019 Credit Agreement, the Company recorded $2.3 million of certain direct charges related to operational disruptions caused by the government shutdowns as a result of COVID-19.
(4)	In the first quarter of 2020, the Company recorded $1.5 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, the Company elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(5)	In the first quarter of 2019, the Company recorded $3.3 million of acquisition-related and other costs in operating expenses, primarily related to professional fees for the acquisition of Sleep Outfitters. These costs were offset by $7.2 million of other income related to the sale of its interest in a subsidiary of the Asia-Pacific joint venture.
(6)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.
(7)	The Company completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $9.8 million of EBITDA from this subsidiary for the ten months prior to acquisition in the Company's calculation of adjusted EBITDA for the trailing twelve months ended March 31, 2020.
(8)	In 2019, the Company recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(9)	In 2019, the Company recorded $3.5 million of acquisition-related and other costs. These costs included $2.8 million of post-acquisition restructuring charges and professional fees incurred in the acquisition of Sleep Outfitters and $0.7 million of professional fees in connection with the amendment of the senior secured credit facility.
(10)	The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.
(11)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.